      EXHIBIT 5.1

July 10, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

     We have acted as counsel to Advanced Neuromodulation Systems, Inc., a Texas corporation (the “Company”), in connection with the registration pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), of 78,151 additional shares of the Company’s common stock, par value $.05 per share (the “Additional Shares”), resulting from a three-for-two stock split to become effective as of the close of business on July 11, 2003 (the “Effective Date”), as described in Post-Effective Amendment No. 1 to the Registration Statement of the Company on Form S-3, filed with the Securities and Exchange Commission on July 10, 2003 (the “Post-Effective Amendment”).

     In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

     Based on the foregoing, we are of the opinion that the Additional Shares are duly authorized and, when issued and sold in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

     This opinion may be filed as an exhibit to the Post-Effective Amendment. We also consent to the reference to this firm as having passed on the validity of the Additional Shares under the caption “Legal Matters” in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Hughes & Luce, LLP